               EXHIBIT 12(b) COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                           (in millions) (unaudited)





                                                    Three Months Ended        Year Ended
                                                         March 31,            December 31
                                                  1994             1993          1993
                                                  ----             ----          ----
Income (loss) before income taxes
  and minority interest                          $  57            $  99         $(236)
Less: Equity in income (loss) of
  50 percent or less owned affiliates               (1)              (2)           (7)
Add: Fixed charges excluding
  capitalized interest                              77               83           325
                                                 -----            -----         -----
Earnings as adjusted                             $ 135            $ 184         $  96
                                                 =====            =====         =====

Combined fixed charges and
  preferred dividends:
     Interest expense                            $  47            $  53         $ 217
     Rental expense                                  9               10            36
     Capitalized interest                            -                1             3
     Pre-tax earnings required to cover
        preferred dividend requirements (a)         21               20            72
                                                 -----            -----         -----
Total combined fixed charges and
  preferred dividends                            $  77            $  84         $ 328
                                                 =====            =====         =====

Ratio of earnings to combined fixed
  charges and preferred dividends                1.75x            2.19x            (b)
                                                 =====            =====         =====





(a)  Dividend requirement divided by 100% minus effective income tax rate.

(b) Additional income before income taxes and minority interest of $232 million would be necessary to attain a ratio of earnings to combined fixed charges and preferred dividends of 1.00x for the year ended December 31, 1993.